                   PROXY STATEMENT PURSUANT TO SECTION 14(a)
                    OF THE SECURITIES EXCHANGE ACT OF 1934


Filed by the Registrant  [X]
Filed by a Party other than the Registrant  [ ]

Check the appropriate box:
[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                              New Commerce BanCorp
                              --------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):
[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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         pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the
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[ ]  Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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

                              NEW COMMERCE BANCORP
                           ONE FIVE FORKS PLAZA COURT
                       SIMPSONVILLE, SOUTH CAROLINA 29681


                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS



Dear Fellow Shareholder:

         We cordially invite you to attend the 2000 Annual Meeting of Shareholders of New Commerce BanCorp, the holding company for New Commerce Bank. We opened New Commerce Bank for business on May 17, 1999. At the meeting, we will report on our operating and financial results for 1999. We look forward to answering your questions and discussing our future plans with you. We hope that you can attend the meeting and look forward to seeing you there.

         This letter serves as your official notice that we will hold the meeting on April 28, 2000 at 4:00 p.m. at the First Baptist Church (Multi-Purpose Room), 150 South Main Street, Mauldin, South Carolina for the following purposes:

         1.       To elect three members to our board of directors;

         2. To consider a proposal to approve the company's 1999 Stock Incentive Plan; and

         3. To transact any other business that may properly come before the meeting or any adjournment of the meeting.

         Shareholders owning our common stock at the close of business on March 15, 2000 are entitled to attend and vote at the meeting. A complete list of these shareholders will be available at the company's offices prior to the meeting.

         Please use this opportunity to take part in the affairs of your company by voting on the business to come before this meeting. Even if you plan to attend the meeting, we encourage you to complete and return the enclosed proxy to us as promptly as possible.


                                     By order of the board of directors,

                                     /s/ James D. Stewart

                                     James D. Stewart
                                     President and Chief Executive Officer
Simpsonville, South Carolina
March 20, 2000

                              NEW COMMERCE BANCORP
                           ONE FIVE FORKS PLAZA COURT
                       SIMPSONVILLE, SOUTH CAROLINA 29681

                     PROXY STATEMENT FOR ANNUAL MEETING OF
                   SHAREHOLDERS TO BE HELD ON APRIL 28, 2000


         Our board of directors is soliciting proxies for the 2000 Annual Meeting of Shareholders. This proxy statement contains important information for you to consider when deciding how to vote on the matters brought before the meeting. We encourage you to read it carefully.

                               VOTING INFORMATION

         The Board set March 15, 2000 as the record date for the meeting. Shareholders owning our common stock at the close of business on that date are entitled to attend and vote at the meeting, with each share entitled to one vote. There were 1,000,000 shares of common stock outstanding on the record date. A majority of the outstanding shares of common stock represented at the meeting will constitute a quorum. We will count abstentions and broker non-votes, which are described below, in determining whether a quorum exists.

         When you sign the proxy card, you appoint James D. Stewart and Timothy
A. Brett as your representatives at the meeting. Mr. Stewart and Mr. Brett will vote your proxy as you have instructed them on the proxy card. If you submit a proxy but do not specify how you would like it to be voted, Mr. Stewart and Mr. Brett will vote your proxy for the election to the board of directors of all nominees listed below under "Election Of Directors" and for approval of the 1999 Stock Incentive Plan. We are not aware of any other matters to be considered at the meeting. However, if any other matters come before the meeting, Mr. Stewart and Mr. Brett will vote your proxy on such matters in accordance with their judgment.

         You may revoke your proxy and change your vote at any time before the polls close at the meeting. You may do this by signing and delivering another proxy with a later date or by voting in person at the meeting.

         Brokers who hold shares for the accounts of their clients may vote these shares either as directed by their clients or in their own discretion if permitted by the exchange or other organization of which they are members. Proxies that brokers do not vote on some proposals but that they do vote on others are referred to as "broker non-votes" with respect to the proposals not voted upon. A broker non-vote does not count as a vote in favor of or against a particular proposal for which the broker has no discretionary voting authority. In addition, if a shareholder abstains from voting on a particular proposal, the abstention does not count as a vote in favor of or against the proposal.

         We are paying for the costs of preparing and mailing the proxy materials and of reimbursing brokers and others for their expenses of forwarding copies of the proxy materials to our shareholders. Our officers and employees may assist in soliciting proxies but will not receive additional compensation for doing so. We are distributing this proxy statement on or about March 20, 2000.

                     PROPOSAL NO. 1: ELECTION OF DIRECTORS

         The board of directors is divided into three classes with staggered terms, so that the terms of only approximately one-third of the Board members expire at each annual meeting. The current terms of the Class I directors will expire at the meeting. The terms of the Class II directors expire at the 2001 Annual Shareholders Meeting. The terms of the Class III directors will expire at the 2002 Annual Shareholders Meeting. Our directors and their classes are:

                Class I                  Class II                  Class III
                -------                  --------                  ---------
       Marshall J. Collins, Jr.      Ralph S. Crawley          Richard W. Bailey
            Tommy D. Greer           Bobby L. Johnson          Timothy A. Brett
            Curran A. Smith          Robert T. Kellett         G. Mitchell Gault
                                     Dennis O. Raines          James D. Stewart

         Shareholders will elect three nominees as Class I directors at the meeting to serve a three-year term, expiring at the 2003 Annual Meeting of Shareholders. The directors will be elected by a plurality of the votes cast at the meeting. This means that the three nominees receiving the highest number of votes will be elected.

         The board of directors recommends that you elect Marshall J. Collins, Jr., Tommy D. Greer, and Curran A. Smith as Class I directors.

         If you submit a proxy but do not specify how you would like it to be voted, Mr. Stewart and Mr. Brett will vote your proxy to elect Mr. Collins, Mr. Greer, and Mr. Smith. If any of these nominees is unable or fails to accept nomination or election (which we do not anticipate), Mr. Stewart and Mr. Brett will vote instead for a replacement to be recommended by the board of directors, unless you specifically instruct otherwise in the proxy.

         Set forth below is certain information about the nominees. Each of the nominees is also an organizer and director of our subsidiary, New Commerce
Bank:

         Marshall J. Collins, Jr., 58, Class I director, is chairman of BI-LO, Inc. and president and chief executive officer of Ahold USA Support Services in Mauldin, South Carolina. BI-LO, Inc. is a multi-state grocery store chain and is one of the largest employers in Greenville County, South Carolina. Mr. Collins was born and raised in Chicago, Illinois and is a graduate of St. Mary's College in Winona, Minnesota and the Advanced Management Program at Harvard Business School.

         Tommy D. Greer, 67, Class I director, is chairman emeritus of the Board of Catalina Marketing. He has also served as president and chief executive officer of Catalina. Mr. Greer has 42 years of experience as one of the country's leading product marketers. Prior to joining Catalina, he took Texize Chemicals Company, a cleaning products manufacturer, from a small regional company to a nationally known marketer of such category leaders as Fantastic Spray Cleaner, Spray'n Wash, and Glass+Plus. Mr. Greer is a graduate of the Advanced Management Program at the Harvard School of Business.

         Curran A. Smith, 55, Class I director, has owned and operated three Max Saver convenience stores since 1992. He formerly was employed with Union Carbide, and subsequently through merger with Kemet Electronics for 25 years. Mr. Smith has lived in Fountain Inn for 28 years and is a graduate of Hillcrest High School.

         Set forth below is also information about each of our other directors and each of our executive officers. Each director is also an organizer and a director of New Commerce Bank.

         Richard W. Bailey, 66, Class III director, is involved in commercial real estate and development and has been affiliated with Coldwell Banker Caine Company for the past twelve years. In 1985, he sold his majority interest in a food brokerage company with offices in Greenville, Columbia, and Charleston. He is a past member of the Golden Strip and Greenville advisory boards for BB&T.

         Timothy A. Brett, 46, Class III director, is president of Brett Public Relations, Inc., a full service public relations company with offices in Greenville and Columbia, South Carolina. Mr. Brett previously served as director of Governmental Affairs and Community Relations for Michelin North America for almost seven years. He was also a member of the South Carolina House of Representatives. After leaving the House of Representatives, he served in various positions under former Governor Carroll A. Campbell, Jr. Mr. Brett is a 1974 graduate of Newberry College. He serves his community through his involvement in a number of charitable organizations, including the Salvation Army, the YMCA, and the Blue Ridge Council Boy Scouts. He presently serves as chairman of the Newberry College Foundation Board.

         Ralph S. Crawley, 64, Class II director, is co-founder and president of Carter and Crawley, Inc., a custom automated control systems supplier to industrial and utility clients since 1967. He previously was manager of control system manufacturing for Metal Products Corporation. Mr. Crawley graduated from Ruby High School in 1953 and attended Pierce College in Reseda, California. He has held several positions with RCA and TRW involving manufacturing and sales. Mr. Crawley is a member of the Mauldin Rotary Club, and past president and member of the Rotary Foundation Scholarship Committee. Mr. Crawley was a member of the Mauldin Library Committee and chairman of the Building and Grounds Committee of the new Greenville County branch library; past member of the Chamber of Commerce organizing board; past member of the NCNB (n/k/a NationsBank advisory board or board of directors), and a member of the Mauldin-Simpsonville advisory board.

         G. Mitchell Gault, 44, Class III director, is the president of Kent-Gault Manufactured Homes, a retailer of manufactured homes, a second generation retailer serving the "Upstate" of South Carolina since 1959. Mr. Gault currently operates two sales centers in the "Golden Strip" area of Greenville County, South Carolina. Mr. Gault is also involved in the development of manufactured housing subdivisions, as well as owning and operating several manufactured housing rental communities in the Upstate. Mr. Gault graduated from the University of South Carolina in l977. He is a past president of the Fountain Inn Rotary Club. He has served on the board of Manufactured Housing Institute of South Carolina for ten years, including two terms as chairman of that association. He is a volunteer for Meals on Wheels and is a life-long member of Trinity United Methodist Church of Fountain Inn.

         Bobby L. Johnson, 65, Class II director, develops light industrial, office, and warehouse properties. In 1989, he sold Carolina Material Handling, a business he operated for twenty years in the Golden Strip. Mr. Johnson is a member of Edwards Road Baptist Church in Greenville and is a volunteer with Meals on Wheels. He previously served on the advisory board of Summit National Bank.

         Robert T. Kellett, 57, Class II director, owns and operates several businesses in the Golden Strip, including Tommy's Snack Bar, Kellett Fuel Oil, Kellett's Korner, Inc., and Kellett's Garbage, Inc. He is a native of Greenville County and he graduated from Hillcrest High School.

         Paula S. King, CPA, 39, is the senior vice president and chief financial officer of our company and our bank. Ms. King has over 15 years experience in the financial services industry and was most recently employed as senior vice president and controller of Greenville National Bank in Greenville, South Carolina beginning in 1992. Ms. King received her B.A. degree in accounting and business administration from Furman University in 1982. She is a Greenville native and serves on the board of directors of Junior Achievement of Greenville, the Greenville United Way Allocations Panel, and the South Carolina Bankers Association Operations committee.

         Dennis O. Raines, 47, Class II director, is the chief financial officer for Brett Public Relations, a full-service public relations company. An honor graduate of Limestone College, Mr. Raines holds a degree in business management. He was employed at Kemet Electronics for 26 years, serving in various management positions including manufacturing manager, human relations manager, and most recently business services manager. Mr. Raines serves as a member of the Mauldin City Council, where he is on the Recreation & Economic Development and the Finance & Policy committees. He was also a member of the Mauldin Library Task Force and on the board of the Golden Strip Human Resources Center and Meals on Wheels of Greenville, Inc.

         Bradley J. Schneider, 37, is the senior vice president of general banking for our bank. He has 14 years of experience in the financial services industry. He began his career with Wachovia Bank and Trust Company, and has had increasing sales and leadership positions in commercial and consumer banking. For six years he has served as a vice president for commercial lending in Mauldin and Greenville, with BB&T from 1996 until he joined New Commerce, and with Carolina First from 1990 to 1996. Mr. Schneider has a B.A. in Economics and Business Administration from Furman University and is a graduate of the Louisiana State University Graduate

School of Banking. He serves in a volunteer capacity with the United Way of Greenville County and the Appalachian Council of Governments.

         James D. Stewart, 46, Class III director, is the chief executive officer and president of our company and our bank. He has a 21 year banking career in sales and leadership positions in commercial and consumer banking. He began his career with Wachovia in 1978 and has had increasing levels of leadership and sales responsibility in consumer and commercial business banking with First Union, Southern National Bank, and through merger with BB&T. His last position was senior vice president and city executive for BB&T in Greenville, South Carolina. Mr. Stewart received a B.A. degree in Journalism in 1976 from the University of North Carolina and is a 1992 graduate of the Stonier Graduate School of Banking. Mr. Stewart has served on the boards of directors of the Phyllis Wheatley Center, Greenville Chamber of Commerce, Greenville United Way and Urban League. Mr. Stewart currently serves on the boards of the Mauldin Chamber of Commerce and the Blue Ridge Council Boy Scouts of America.


           PROPOSAL NO. 2: APPROVAL OF THE 1999 STOCK INCENTIVE PLAN

GENERAL

         Our board of directors has adopted the company's 1999 Stock Incentive Plan effective August 26, 1999. We believe that the issuance of stock options can promote the growth and profitability of the company by providing additional incentives for participants to focus on our long-range objectives. We also believe that stock options help us to attract and retain highly qualified personnel and to link their interests directly to shareholder interests. Therefore, we ask you to approve this plan at the meeting.

         The plan authorizes the grant to our employees and directors of stock options for up to 150,000 shares of common stock from time to time during the term of the plan, subject to adjustment upon changes in capitalization. Under the plan, we may grant either incentive stock options (which qualify for certain favorable tax consequences, as described below) or nonqualified stock options. We may grant up to all 150,000 shares available under the plan as incentive stock options.

         The plan will be administered by a committee consisting of at least two members of the board of directors. The committee will determine the employees and directors who will receive options and the number of shares that will be covered by their options. The committee will also determine the periods of time (not exceeding ten years from the date of grant in the case of an incentive stock option) during which options will be exercisable and will determine whether termination of an optionee's employment under various circumstances would terminate options granted under the plan to that person. If granted an option under the plan, the optionee will receive an option agreement specifying the terms of the option, such as the number of shares of common stock the optionee can purchase, the price per share, when the optionee can exercise the option, and when the option expires. The plan provides that options will become exercisable immediately upon a change in control of the company.

         The option price per share is an amount to be determined by the board of directors, but will not be less than 100% of the fair market value per share on the date of grant. Generally, the option price will be payable in full upon exercise. Payment of the option price of any stock option may be made in cash, by delivery of shares of common stock (valued at their fair market value at the time of exercise), or by a combination of cash and stock. The company will receive no consideration upon granting of an option.

         Options generally may not be transferred except by will or by the laws of descent and distribution, and during an optionee's lifetime may be exercised only by the optionee (or by his or her guardian or legal representative, should one be appointed). The grant of an option does not give the optionee any rights of a shareholder until the optionee exercises the option.

         The board of directors will have the right at any time to terminate or amend the plan but no such action may terminate options already granted or otherwise affect the rights of any optionee under any outstanding option without the optionee's consent.

FEDERAL INCOME TAX CONSEQUENCES

         There are no federal income tax consequences to the optionee or to the company on the granting of options. The federal tax consequences upon exercise will vary depending on whether the option is an incentive stock option or a nonqualified stock option.

         INCENTIVE STOCK OPTIONS. When an optionee exercises an incentive stock option, the optionee will not at that time realize any income, and the company will not be entitled to a deduction. However, the difference between the fair market value of the shares on the exercise date and the exercise price will be a preference item for purposes of the alternative minimum tax. The optionee will recognize capital gain or loss at the time of disposition of the shares acquired through the exercise of an incentive stock option if the shares have been held for at least two years after the option was granted and one year after it was exercised. The company will not be entitled to a tax deduction if the optionee satisfies these holding period requirements. The net federal income tax effect to the holder of the incentive stock options is to defer, until the acquired shares are sold, taxation on any increase in the shares' value from the time of grant of the option to the time of its exercise, and to tax such gain, at the time of sale, at capital gain rates rather than at ordinary income rates.

         If the holding period requirements are not met, then upon sale of the shares the optionee generally recognizes as ordinary income the excess of the fair market value of the shares at the date of exercise over the exercise price stated in the option agreement. Any increase in the value of the shares subsequent to exercise is long or short-term capital gain to the optionee depending on the optionee's holding period for the shares. However, if the sale is for a price less than the value of the shares on the date of exercise, the optionee might nize ordinary income only to the extent the sales price exceeded the option price. In either case, the company is entitled to a deduction to the extent of ordinary income recognized by the optionee.

         NONQUALIFIED STOCK OPTIONS. Generally, when an optionee exercises a nonqualified stock option, the optionee recognizes income in the amount of the aggregate market price of the shares received upon exercise less the aggregate amount paid for those shares, and the company may deduct as an expense the amount of income so recognized by the optionee. The holding period of the acquired shares begins upon the exercise of the option, and the optionee's basis in the shares is equal to the market price of the acquired shares on the date of exercise.

INITIAL OPTION GRANTS

         Effective August 26, 1999, we granted stock options covering a total of 27,500 shares to our directors (2,500 shares to each), options for an additional 70,000 shares to executive officers (including 50,000 shares to Mr. Stewart pursuant to his employment agreement), and options for 30,000 shares to other employees as a group. Each of these option grants includes the following features:

         -        An exercise period of ten years
         - A five-year vesting term (based on August 26, 1999, the date the plan was adopted, with the exception of Mr. Stewart and Ms. King, whose vesting period is based on May 17, 1999 pursuant to their employment agreements)
         -        Restrictions on transferability
         -        An exercise price of $10.00 per share
         - A provision allowing the OCC or FDIC to require the optionee to exercise or forfeit the option if New Commerce Bank's capital falls below the regulatory minimum requirements

SHAREHOLDER APPROVAL REQUIRED

         The affirmative vote of the holders of a majority of the votes entitled to be cast at the meeting is required for approval of the plan. Because directors will receive options under the plan, the directors of the company have a personal interest in seeing the plan approved.

         The board of directors recommends a vote for approval of the 1999 Stock Incentive Plan.


                COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

         The following table shows the cash compensation earned by our president and chief executive officer for the years ended December 31, 1998 and 1999. None of our other executive officers earned total annual compensation, including salary and bonus, in excess of $100,000 in 1999.

                           SUMMARY COMPENSATION TABLE

                                                                    Annual Compensation
                                                         ---------------------------------------
                                                                                        Other Annual
Name and Principal Position                        Year      Salary         Bonus       Compensation
---------------------------                        ----     ---------      --------     -------------
James D. Stewart                                   1999      $ 96,000      $ 28,000          $ 7,600
  President and Chief Executive Officer            1998      $     --      $     --          $    --


EMPLOYMENT AGREEMENTS

         James D. Stewart. We have entered into an employment agreement with James D. Stewart for a three-year term, pursuant to which Mr. Stewart serves as the president, the chief executive officer, and a director of both our company and our subsidiary bank. Mr. Stewart receives a salary of $96,000, plus his yearly medical insurance premium. Mr. Stewart received an additional incentive of $10,000 on May 31, 1999 and is eligible to receive a bonus of up to 36% of his salary for meeting performance goals set by the board. Mr. Stewart is eligible to participate in any management incentive program or any long-term equity incentive program we adopt and is eligible for grants of stock options and other awards thereunder. Under our stock option plan, we have granted Mr. Stewart options to purchase 50,000 shares of common stock, which equals 5% of the number of shares sold in our initial public offering. The options vest over a five-year period, or immediately upon a change in control, and have a term of ten years. Additionally, Mr. Stewart participates in our retirement, welfare, and other benefit programs and is entitled to a life insurance policy and an accident liability policy and reimbursement for automobile expenses, club dues, and travel and business expenses.

         Mr. Stewart's employment agreement also provides that following termination of his employment and for a period of twelve months thereafter Mr. Stewart may not (a) compete with us by, directly or indirectly, forming, serving as an organizer, director or officer of, or consultant to, or acquiring or maintaining more than 1% passive investment in, a depository financial institution or holding company which has one or more offices or branches within 50 miles of our main office or 25 miles of any of our branches, (b) solicit any of our major customers for the purpose of providing financial services, or (c) solicit our employees for employment. These provisions do not apply after a change in control. If Mr. Stewart terminates his employment for good cause or is terminated following a change in control, he will be entitled to severance of his then current monthly salary for a period of 24 months, plus accrued bonus, and all outstanding options and incentives will vest immediately. If Mr. Stewart's employment is terminated for any reason other than for cause, he will be entitled to 12 months' severance plus any bonus earned or accrued through the date of termination.

         Paula S. King. We have also entered into an employment agreement with Paula S. King, a senior vice president and our chief financial officer for both our company and our bank. The term of the agreement is for three years, although either party may reduce the term to two years at any time. Ms. King receives a salary of $85,000 and will be eligible for a yearly bonus of up to 25% for meeting specified goals to be agreed each year. We have granted Ms. King options to purchase 10,000 shares of common stock. These options vest over a period of five years or immediately upon a change in control, and will be exercisable for ten years. Additionally, Ms. King participates in our retirement, welfare, and other benefit programs and is entitled to reimbursement for her business travel expenses. We have also agreed to pay for all costs and expenses of maintaining her CPA designated professional memberships and continuing education associated with her CPA status.

         Ms. King's employment agreement also provides that following termination of her employment and for a period of six months thereafter Ms. King may not (a) compete with us by, directly or indirectly, forming, serving as an organizer, director of, or acquiring or maintaining more than 1% passive investment in, a depository financial institution or holding company which has one or more offices or branches within 10 miles of our main office or any branch, (b) solicit our customers for the purpose of providing financial services, or (c) solicit our employees for employment. These provisions do not apply after a change in control. If Ms. King terminates her employment for good reason or if Ms. King is terminated within one year following a change in control, she will be entitled to a severance payment equal to her then current monthly salary multiplied by 12, plus an amount equal to her prior year's bonus paid and any unpaid accrued bonus, and all outstanding options and incentives will vest immediately. If Ms. King's employment is terminated for any reason other than for cause, she will be entitled to 12 months' severance plus any bonus earned or accrued through the date of termination.

DIRECTOR COMPENSATION

         Neither the company nor the bank paid directors' fees during the last fiscal year.

         On January 12, 1999, we issued warrants to purchase 7,500 shares of common stock of the company to each director. Each of these warrants includes the following features:

         -        An exercise price of $10.00 per share,
         -        an exercise period of ten years,
         -        an exercise date of May 17, 1999,
         - a provision allowing the OCC or FDIC to require the warrant holder to exercise or forfeit the warrants if our bank's capital falls below the minimum regulatory requirements, and
         -        restrictions on transferability.

                         SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

GENERAL

         The following table shows how much common stock in the company is owned by our directors, certain executive officers, and owners of more than 5% of the outstanding common stock, as of March 15, 2000.

                                                NUMBER OF SHARES    PERCENTAGE OF BENEFICIAL
       NAME                                         OWNED (1)               OWNERSHIP
       ----                                     ----------------    ------------------------
       Richard W. Bailey                             20,000                  2.0%
       Timothy A. Brett                              15,000                  1.5%
       Marshall J. Collins, Jr.                      17,500                 1.75%
       Ralph S. Crawley                              25,000                  2.5%
       G. Mitchell Gault                             15,000                  1.5%
       Tommy D. Greer                                25,000                  2.5%
       Bobby L. Johnson                              15,000                  1.5%
       Robert T. Kellett                             10,000                  1.0%
       David H. Matthews                             80,000                  8.0%
       Dennis O. Raines                               7,500                    *
       Curran A. Smith                                7,500                    *
       James D. Stewart                              52,081                  5.2%

       Executive officers and directors as a        210,018                 21.0%
       group (13 persons)

---------------
*  Less than 1%

(1)      Includes shares for which the named person:
         -        has sole voting and investment power,
         - has shared voting and investment power with a spouse or other person, or
         - holds in an IRA or other retirement plan program, unless otherwise indicated in these footnotes.

         Does not include shares that may be acquired by exercising stock options or organizer warrants because no options or warrants are exercisable within the next 60 days.

               MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

         During the year ended December 31, 1999, the board of directors of the company held two meetings and the board of directors of the bank held 16 meetings. All of the directors of the company and the bank attended at least 75% of the aggregate of such board meetings and the meetings of each committee on which they served, except for Marshall J. Collins, Jr., who attended 57% of the meetings.

         The company's board of directors has appointed a number of committees, including an audit committee and a personnel committee. The audit committee is composed of Messrs. Crawley and Smith. The audit committee met three times in 1999. The audit committee has the responsibility of reviewing internal audit and compliance reports, evaluating internal accounting controls, reviewing reports of regulatory authorities, and determining that all audits and examinations required by law are performed. The committee recommends to the Board the appointment of the independent auditors for the next fiscal year, reviews and approves the auditor's audit plans, and reviews with the independent auditors the results of the audit and management's responses. The audit committee is responsible for overseeing the entire audit function and appraising the effectiveness of internal and external audit efforts. The audit committee reports its findings to the board of directors.

         The company's personnel committee is responsible for establishing the compensation plans for the company. Its duties include the development with management of all benefit plans for employees of the company, the formulation of bonus plans, incentive compensation packages, and medical and other benefit plans. This committee met three times during the year ended December 31, 1999. The personnel committee is composed of Messrs. Collins, Greer, and Stewart.

         The company does not have a nominating committee or a committee serving a similar function.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

INTERESTS OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

         We enter into banking and other transactions in the ordinary course of business with our directors and officers and their affiliates. It is the our policy that these transactions be on substantially the same terms (including price, or interest rates and collateral) as those prevailing at the time for comparable transactions with unrelated parties. We do not expect these transactions to involve more than the normal risk of collectibility nor present other unfavorable features us. Loans to individual directors and officers must also comply with our bank's lending policies and statutory lending limits, and directors with a personal interest in any loan application are excluded from the consideration of the loan application. We intends for all of our transactions with our affiliates to be on terms no less favorable to us than could be obtained from an unaffiliated third party and to be approved by a majority of disinterested directors.

      COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

         As required by Section 16(a) of the Securities Exchange Act of 1934, our directors and executive officers and certain other individuals are required to report periodically their ownership of our common stock and any changes in ownership to the SEC. Based on a review of Forms 3, 4, and 5 and any representations made to us, it appears that the Statement of Changes in Beneficial Ownership on Form 4 for these persons were not filed in a timely fashion during 1999. However, the Form 4's were filed to correct the delinquency with the SEC on January 20, 2000 for all our directors and executive officers.

                              INDEPENDENT AUDITORS

         We have selected the firm of Elliott, Davis & Company, LLP to serve as our independent auditors for the year ending December 31, 2000. We expect that a representative from this firm will be present and available to answer questions at the annual meeting and will have the opportunity to make a statement if he or she desires to do so.

       SHAREHOLDER PROPOSALS FOR THE 2001 ANNUAL MEETING OF SHAREHOLDERS

         If shareholders wish a proposal to be included in our proxy statement and form of proxy relating to the 2001 annual meeting, they must deliver a written copy of their proposal to our principal executive offices no later than November 21, 2000. To ensure prompt receipt by the company, the proposal should be sent certified mail, return receipt requested. Proposals must comply with our bylaws relating to shareholder proposals in order to be included in our proxy materials.

March 20, 2000

                       PROXY SOLICITED FOR ANNUAL MEETING
                               OF SHAREHOLDERS OF
                              NEW COMMERCE BANCORP
                          TO BE HELD ON APRIL 28, 2000

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

    The undersigned hereby constitutes and appoints James D. Stewart and Timothy
A. Brett, and each of them, his or her true and lawful agents and proxies with full power of substitution in each, to represent and vote, as indicated below, all of the shares of common stock of New Commerce BanCorp that the undersigned would be entitled to vote at the Annual Meeting of Shareholders of the company to be held at First Baptist Church, 150 South Main Street, Mauldin, South Carolina, at 4:00 p.m. local time, and at any adjournment, upon the matters described in the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement. These proxies are directed to vote on the matters described in the Notice of Annual Meeting of Shareholders and Proxy Statement as follows:

    THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED: (I) "FOR" PROPOSAL NO. 1 TO ELECT THE THREE IDENTIFIED CLASS I DIRECTORS TO SERVE ON THE BOARD OF DIRECTORS FOR THREE-YEAR TERMS; AND (II) "FOR" PROPOSAL NO. 2 TO APPROVE THE 1999 STOCK INCENTIVE PLAN.

1. PROPOSAL to elect the three identified Class I directors to serve for three year terms.

         Marshall J. Collins, Jr., Tommy D. Greer, and Curran A. Smith

    [ ]  FOR all nominees listed                                 [ ]  WITHHOLD AUTHORITY
         (except as marked to the contrary)                           to vote for all nominees

(INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE(S), WRITE
                            THAT NOMINEE'S NAME(S) IN THE SPACE PROVIDED BELOW).

 -------------------------------------------------------------------------------

             (Continued and to be dated and signed on reverse side)

2.  PROPOSAL to approve the 1999 Stock Incentive Plan.

    [ ]  FOR                    [ ]  AGAINST                    [ ]  ABSTAIN

    Please sign exactly as name or names appear on your stock certificate. Where more than one owner is shown on your stock certificate, each owner should sign. Persons signing in a fiduciary or representative capacity shall give full title. If a corporation, please sign in full corporate name by authorized officer. If a partnership, please sign in partnership name by authorized person.

                                                  Dated:                  , 2000
                                                     ----------------------

                                                  ------------------------------
                                                  Signature of Shareholder(s)

                                                  ------------------------------
                                                  Please print name clearly

                                                  ------------------------------
                                                  Signature of Shareholder(s)

                                                  ------------------------------
                                                  Please print name clearly